Exhibit 10.9.9

Long Term Incentive Plan Effective 1/1/2007

ARTICLE 1
Philosophy, Strategy and Purpose

1.1      Incentive Compensation Philosophy. The goal of the compensation policies and incentive plans of SEMCO Energy, Inc. (the “Company”) is to inspire and reward achievement of the Company’s strategic objectives, by encouraging balanced and sound business decision-making for the long-term benefit of the Company. The Company believes that this approach aligns the interests of eligible participants with those of the Company’s shareholders.

1.2    Strategy. The incentive strategy of the Company is to benchmark peer group, industry, and appropriate labor market criteria as a component of total remuneration. The target compensation position is the 50th percentile of market consensus.

1.3    Purpose. The purpose of the Long-Term Incentive Plan (the “LTIP”) is to provide a focused approach to long-term incentive compensation for Participants using awards authorized under the Company’s shareholder-approved 2004 Stock Award and Incentive Plan (the “2004 Plan”). The LTIP aids the Company in attracting, retaining, motivating and rewarding employees of the Company, or its subsidiaries or affiliates, who are eligible to participate in the 2004 Plan and this LTIP, by providing for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of the Company’s long-term goals, and to promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders.

ARTICLE 2
Eligibility

2.1    Eligibility. In order to participate in the LTIP, individuals must be active, full time employees on the date of an award, and be in one of the following employee groups (the “Participants”):

Executive Level	Chief Executive Officer
Executive Level	Senior Vice President(s)
Executive Level	Vice President(s)
Executive Level	Regional Vice President(s)
Management Level	Employee Director(s)
Other Officer	Corporate Secretary

ARTICLE 3
Opportunity Level

3.1    Incentive Opportunity Level. The following table delineates the annual LTIP incentive opportunity level as a percentage of base salary. The CEO shall submit to the Compensation Committee recommendations for opportunity level, and the Compensation Committee may increase or decrease a Participant’s LTIP incentive opportunity level based on objective performance identified through the Performance Management Program. Award opportunity percentages will be submitted by the Compensation Committee to the Board of Directors for approval, generally at its February meetings each year.

Executive	Target
President & CEO	100%
SVP & COO	70%
SVP & CFO	65%
SVP & General Counsel	55%
VP of Human Resources and Administration	55%
VP & Deputy General Counsel	40%
VP & Controller	35%
Regional Vice President(s)	25%
Employee Director(s)	18%
Corporate Secretary	18%

ARTICLE 4
Awards and Award Descriptions

4.1    Awards. Awards under the 2004 Plan may be in various forms, including stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock and awards in lieu of obligations, dividend equivalents, other share-based awards, or performance awards. Awards under the 2004 Plan have generally been in the form of (i) stock options, (ii) performance share units, and (iii) restricted stock units. Annually, the Compensation Committee shall approve the form of award(s), as permitted under the 2004 Plan, and, if more than one form of award is used in any one year, the Compensation Committee will determine how much of each kind of award to make to each Participant. LTIP awards are generally made in early to mid-March.

4.2    Award Descriptions.

(a)
Stock Options. An option to purchase from the Company the number of shares of Company Common Stock equal to the total shares under option at a fixed price. The exercise price is the average of the high and low prices of a share of Company Common Stock traded on the NYSE on the day the options are granted. Stock Options expire ten (10) years from the date of the award. The expiration date is the last day the optionee may exercise the option and purchase stock at the exercise price under an award. Any unused options are forfeited after 4:00 p.m. ET on that date. LTIP Stock Options are non-qualified, which means they do not qualify for special tax treatment under the US Internal Revenue Code. Upon Stock Option exercise, the optionee receives ordinary income (to the extent the market value of the stock exceeds the exercise price). The Company receives a corresponding tax deduction as long as it reports the optionee’s income to the IRS. For additional information, refer to the Form of Employee Stock Option Agreement.

(b)
Performance Share Units. A Performance Share Unit (“PSU”) is a grant representing a target number of shares of Company Common Stock with vesting and payment contingent upon achievement of specified performance goals over a multi-year period. Grantees whose performance meets or exceeds threshold level of performance with respect to at least one of the performance goals established by the Compensation Committee and approved by the Board of Directors for such Performance Period have the opportunity to receive from 25% to 150% of the target. The value of PSUs is tied to the market value of the Company’s Common Stock at the time of payment, which follows the end of the performance cycle. For additional information, refer to the Form of Employee Performance Share Unit Award Agreement.

(i)
Performance Share Metrics. The LTIP PSU metrics are three-year cumulative objectives defined annually at the time of award, and maintained for the duration of each three-year cycle. The PSU target(s) will be set by the Compensation Committee with input from Management, and will be reviewed and approved by the Board of Directors.

(ii)
Payment. Following the completion of each three-year performance period, the CEO shall submit to the Compensation Committee recommendations as to the level of performance achieved under the performance goals for the performance period. Upon certification by the Compensation Committee of the achieved performance, which generally takes place at the Committee’s February meeting, payment in shares of Company Common Stock shall be made no later than March 15.

Unless otherwise provided in the Performance Share Unit Award Agreement, Participants must be actively employed on the last day of the performance period to receive payment except where employment is terminated due to retirement, disability retirement, death, or as a result of a Change of Control. Unless otherwise provided in the Performance Share Unit Award Agreement, if the Participant’s employment is terminated for one of the specified reasons, the number of PSUs earned may be pro-rated.

ARTICLE 5
Administration

5.1    Administration. The Compensation Committee shall administer the LTIP and will have the authority set forth in the 2004 Plan The Compensation Committee will meet from time to time to establish LTIP goals, review progress, and approve LTIP payouts. The Compensation Committee will report periodically to the Board of Directors about the work of the Compensation Committee and, if appropriate, recommend to the Board of Directors that it approve LTIP goals, participant eligibility and incentive opportunity level changes.

5.2    CEO’s Participation. Although not a member of the Compensation Committee, the CEO attends Compensation Committee meetings in an advisory capacity. The CEO’s participation allows the Compensation Committee to remain fully independent of management while at the same time receive input from the CEO on the LTIP.

IN WITNESS WHEREOF, the Company has caused this Long-Term Incentive Plan, which is effective as of January 1, 2007, to be executed as of the 22nd day of February, 2007.

SEMCO ENERGY, INC.

By:	/s/ Lance S. Smotherman

Title:	Sr.V.P. of H.R. & Admin.

Schedule A

Performance Share Unit Award Level:

The trigger for the Long-Term Incentive Plan is the achievement of 25% of the cumulative three-year objectives with the maximum at 150%.

Determination of Award

	Achievement Level of Performance	Award as Percentage of Performance Target
Threshold	25.0%	25.0%
	30.0%	30.0%
	35.0%	35.0%
	40.0%	40.0%
	45.0%	45.0%
	50.0%	50.0%
	55.0%	55.0%
	60.0%	60.0%
	65.0%	65.0%
	70.0%	70.0%
	75.0%	75.0%
	80.0%	80.0%
	85.0%	85.0%
	90.0%	90.0%
	95.0%	95.0%
Target	100%	100%
	105.0%	105.0%
	110.0%	110.0%
	115.0%	115.0%
	120.0%	120.0%
	125.0%	125.0%
	130.0%	130.0%
	135.0%	135.0%
	140.0%	140.0%
	145.0%	145.0%
Maximum	150.0%	150.0%